                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           SURVIVAL TECHNOLOGY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                            SURVIVAL TECHNOLOGY, INC.


                          2275 RESEARCH BOULEVARD, #100
                            ROCKVILLE, MARYLAND  20850
                                 (301) 926-1800

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the shareholders of
SURVIVAL TECHNOLOGY, INC.:

     Notice is hereby given that the annual meeting of shareholders of Survival Technology, Inc. ("Company") will be held on Thursday, January 11, 1996, at 9:00 a.m., local time, at the offices of the Company, located at 2275 Research Boulevard, Rockville, Maryland, 20850 for the following purposes:

          (1) To elect a Board of Directors to serve until the next annual meeting of shareholders, or until their successors have been elected and qualified;

          (2) To consider and vote upon the ratification of the selection by the Board of Directors of Price Waterhouse LLP as independent auditors of the Company for the current fiscal year; and

          (3) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Only shareholders of record at the close of business on Monday, November 20, 1995 are entitled to notice of and to vote at the meeting or any adjournment or adjournments thereof.

     The Board of Directors hopes that you will be able to attend this shareholders' meeting. We look forward to meeting each of you and discussing with you significant events that have occurred during the Company's last year and its current prospects. If you are unable to be present in person or to be otherwise represented, please execute the enclosed proxy and return it at your earliest convenience in the enclosed envelope. You are urged to read the enclosed proxy statement, which contains information relevant to the actions to be taken at the meeting. In addition, in order to facilitate our planning for the meeting, we would appreciate you indicating on the enclosed proxy card whether or not you plan to attend the meeting.

                                   By Order of the Board of Directors



                                   Doris L. Geier
                                   CORPORATE SECRETARY
Rockville, Maryland
December 12, 1995

                            SURVIVAL TECHNOLOGY, INC.
                          2275 RESEARCH BOULEVARD, #100
                           ROCKVILLE, MARYLAND  20850
                                 (301) 926-1800

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS

     The Board of Directors ("Board") of Survival Technology, Inc. ("Company"), the executive offices of which are located at 2275 Research Boulevard, Rockville, Maryland 20850, hereby solicits your proxy in the form enclosed for use at the annual meeting of shareholders to be held on Thursday, January 11, 1996, or at any adjournment or adjournments thereof. The expenses of soliciting your proxy will be borne by the Company. This proxy statement and the accompanying form of proxy are first being released for mailing to shareholders on or about December 12, 1995.

     We urge you to date, sign and mail your proxy promptly to make certain that your shares will be voted at the meeting. Proxies in the enclosed form that are received in time for the meeting will be voted at the meeting in accordance with the instructions, if any, indicated on the proxy card. If no instruction is given, the proxy will be voted in favor of the nominees for election as directors specified under "Election of Directors," and in favor of ratification of the selection of Price Waterhouse LLP as the Company's independent auditors
for the fiscal year ending July 31, 1996   ("fiscal 1996").  Any proxy may be
revoked at any time before it is exercised by giving written notice of such revocation or delivering a later dated proxy to the Corporate Secretary of the Company prior to the meeting, or by the vote of the shareholder in person at the meeting.

                                VOTING SECURITIES

     Only shareholders of record at the close of business on November 20, 1995 will be entitled to vote at this meeting. On November 20, 1995, there were 3,087,713 outstanding shares of the Company's common stock, par value $0.10 per share ("Common Stock"), each of which is entitled to one vote.

     The presence in person or by proxy at the annual meeting of the holders of a majority of the shares of Common Stock shall constitute a quorum. Assuming the presence of a quorum, the affirmative vote of a plurality of the votes cast by holders of shares of Common Stock is required for the election of directors. An abstention with respect to any proposal coming before the annual meeting will be counted as present for purposes of determining the existence of a quorum but will have the practical effect of a negative vote as to that proposal. In the event of a broker non-vote with respect to any matter coming before the meeting, arising from the absence of authorization by the beneficial owner to vote as to that issue, the proxy will be counted as present for the purpose of determining the existence of a quorum, but will not be counted as a vote cast on any matter.

     The following table shows the number of shares of Common Stock beneficially owned by (i) each person known by the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each current director and each executive officer named in the Summary Compensation Table (each person named below other than Mr. Newby), and (iii) by all directors and executive officers as a group as of November 20, 1995.

                       OWNERSHIP OF SHARES OF COMMON STOCK


                                         SHARES OF COMMON STOCK BENEFICIALLY
                                         -----------------------------------
NAME                                        OWNED DIRECTLY OR INDIRECTLY (1)     PERCENT OF CLASS (4)
----                                     -----------------------------------     --------------------
Steven T. Newby                                           168,184(2)                     5.5%
c/o Newby & Company
6116 Executive Boulevard, Suite 701
Rockville, MD 20852

Bruce M. Dresner                                           18,450                         *

Robert Herzstein                                        1,928,676(3)                    61.7%
c/o Shearman & Sterling
801 Pennsylvania Avenue, Suite 900
Washington,  DC  20004

James H. Miller                                            60,831                        1.9%

Donald M. Spero                                             1,500                         *

Paul H. Way                                                 9,250                         *

Jeffrey W. Church                                           7,125                         *

O. Napoleon Monroe                                          5,075                         *

Glenn F. Wickes, Jr.                                        4,750                         *

All directors and executive officers as a
group (8 persons)                                       2,035,657                       63.0%

*  Less than 1%

     (1) Includes the following number of shares issuable upon exercise of stock options exercisable within 60 days of the record date: Mr. Dresner, 18,450 shares; Mr. Herzstein, 6,000 shares; Mr. Herzstein as personal representative of the Sarnoff Estate, 32,500 shares; Mr. Miller, 60,000 shares; Mr. Way, 9,250 shares; Mr. Church, 7,125 shares; Mr. Monroe, 2,975 shares; Mr. Spero, 1,500; Mr. Wickes, 4,750 shares; and all directors and executive officers as a group, 142,550 shares.

     (2) Steven T. Newby filed a Schedule 13D with the Securities and Exchange Commission, dated November 11, 1995 indicating that he has sole voting and dispositive power over 168,184 shares of Common Stock. The information set forth in the table above is derived solely from the Schedule 13D filed by Mr. Newby with the Securities and Exchange Commission.

     (3) Includes 1,050 shares held by Mr. Herzstein and 1,000 shares held by Sarnoff family trusts, of which Mr. Herzstein is sole trustee, and 1,888,126 shares held by the Sarnoff Estate, of which Mr. Herzstein is the personal representative, as to which he may be deemed to have voting and investment power. Under the terms of Dr. Sarnoff's will, unless they are first sold, 1,888,126 shares of Common Stock (61.2% of the outstanding shares) held by the Sarnoff Estate will be distributed to the residuary beneficiary. The Company has retained an investment banker to explore potential transactions in light of the desire of the Sarnoff Estate to investigate the liquidation of its Common Stock. The Stanley J. Sarnoff Endowment for Cardiovascular Science, Inc. is named as residuary beneficiary in the will.

     (4) Based upon 3,087,713 shares of Common Stock outstanding as of November 20, 1995, plus shares of Common Stock issuable within 60 days from the record date under option to the particular director, executive officer or, in the case of directors and executive officers as a group, in the aggregate under option to members of such group.

     Mr. Herzstein has advised the Company that he intends to vote the shares as to which he has voting power for the election as directors of the nominees named below, and for the ratification of the selection of Price Waterhouse LLP as the Company's independent auditors for fiscal 1996, which votes would constitute a quorum for the transaction of business and would be sufficient to elect such nominees as directors and to ratify such selection.

                              ELECTION OF DIRECTORS

     The Board has nominated the five persons listed below for election as directors for the ensuing year. All of the nominees currently are directors of the Company, having served as indicated in the table. All of the nominees were last elected at the annual shareholders' meeting held on January 5, 1995. Each director elected will hold office until the next annual shareholders' meeting held or until his successor shall be elected and qualified. The Board has no reason to believe that any nominee for election as a director will not be a candidate or will be unable to serve, but if either occurs it is intended that the shares represented by the proxies will be voted for such substituted nominee or nominees as the Board, in its discretion, may designate.

NOMINEE FOR                    DIRECTOR
 DIRECTOR                AGE    SINCE      RECENT BUSINESS EXPERIENCE
-----------              ---   ---------   --------------------------
Bruce M. Dresner (1)      47     1985      Since October 1990, Vice President for
                                           Investments, Columbia University, New
                                           York, New York

Robert Herzstein          64     1969      Since April 1989, attorney at law,
                                           Shearman & Sterling, Washington, D.C.
                                           (attorneys)

James H. Miller           57     1989      Since May 1990, Chief Executive Officer
                                           of the Company and since June 1989,
                                           President of the Company; since November
                                           1993, Chairman, President  and Chief
                                           Executive Officer of Brunswick
                                           Biomedical Corp., Boston, Massachusetts
                                           (medical and emergency care devices)

Donald M. Spero          56    1994       Since 1992, President of Spero Quality
                                          Strategies, Bethesda, Maryland
                                          (management consulting firm); from 1971
                                          to 1992, President and Chief Executive
                                          Officer of Fusion Systems Corporation,
                                          Rockville, Maryland (industrial curing
                                          and processing systems):  Director of
                                          Autoclave Engineers, Inc., Erie,
                                          Pennsylvania

Paul H. Way              58    1987       Since February 1993, President and Chief
                                          Operating Officer of Enterprise
                                          Diversified Holdings Incorporated, the
                                          parent company of Public Service
                                          Enterprise Group's non-utility
                                          businesses; from June 1992 until
                                          February 1993, Senior Vice President of
                                          Enterprise Diversified Holdings
                                          Incorporated; from January 1988 until
                                          May 1992, Senior Vice President of
                                          Corporate Performance, Public Service
                                          Electric and Gas Company, Newark, New
                                          Jersey

_______________
(1) Mr. Dresner has been on a leave of absence from the Board since June 24, 1993.

                               BOARD OF DIRECTORS


     During the fiscal year ended July 31, 1995 ("fiscal 1995"), the Board of Directors held seven meetings. All of the incumbent directors were present in person for all of the meetings of the Board and committees of the Board on which they serve, except for Mr. Dresner who has been on leave of absence since June 24, 1993.

     The Compensation and Stock Option Plan Committee ("Committee") of the Board presently consists of Messrs. Herzstein and Way. The Committee is empowered to administer the Company's 1982 Stock Option Plan ("1982 Plan") and its amended and restated 1986 Stock Option Plan ("1986 Plan"), which includes the power under the 1986 Plan to grant stock options and stock appreciation rights, and to award restricted stock and incentive shares. The Committee also is responsible for the determination of the compensation of the President. The Committee held two meetings during fiscal 1995.

     The Audit Committee of the Board has certain duties relating to the year end audit, the Company's internal accounting controls and the Company's relationship with its independent auditors. Messrs. Spero and Way are the members of the Audit Committee. The Audit Committee held two meetings during fiscal 1995.

     In addition, the Board has an Executive Committee, whose present membership consists of Messrs. Herzstein and Miller. The Executive Committee held one meeting during fiscal 1995.

     The Company does not have a nominating committee or other committee performing similar functions.

     Each of the Company's directors other than Mr. Miller received, during fiscal 1995, $1,500 for each meeting of the Board personally attended by him (other than meetings held by telephone conference as to which no fee is paid). Mr. Way received $10,000 for his services rendered in connection with the sale of the Company's Medical Device Division in fiscal 1994. In November 1994, the Board appointed a committee of outside directors (Messrs. Spero and Way) to oversee the Company's participation in the investigation of potential transactions to liquidate the Company's stock held by the Sarnoff Estate and to direct the efforts of the investment banker the Company retained in that connection. For the extraordinary amount of time that was required by this project in fiscal 1995, Messrs. Spero and Way were awarded $20,000 and $15,000, respectively, as approved by the Executive Committee.

     Directors of the Company who are not also officers or employees of the Company or a subsidiary, who have served for at least one year and who will continue to serve as directors immediately following the annual meeting receive automatic grants of non-statutory stock options covering 1,300 shares of Common Stock under the 1986 Plan on the date of each annual meeting. Each person who becomes a non-employee director receives a stock option covering 6,000 shares of Common Stock. Options so granted have an exercise price equal to the fair market value of the Common Stock on the date of grant, become exercisable in 25 percent cumulative annual installments and generally expire 10 years from the date of grant. If a director is removed from office, all options granted to such director pursuant to the automatic grants will expire immediately upon such removal. Pursuant to these provisions, Mr. Way was granted options covering 1,300 shares of Common Stock at an exercise price of $7.625 per share during fiscal 1995. Mr. Herzstein was eligible to receive such options but declined the grant. Mr. Dresner was not eligible to receive such options because of his leave of absence. Mr. Spero was not eligible to receive such options because he had not served on the Board for at least one year prior to the annual meeting.

                      FURTHER INFORMATION AS TO MANAGEMENT

EXECUTIVE COMPENSATION

     The following table sets forth information as to compensation paid for services rendered by the Company to the President and Chief Executive Officer and the three other executive officers of the Company as of July 31, 1995 for the three fiscal years ended July 31, 1995.

                           SUMMARY COMPENSATION TABLE


                                                                         LONG-TERM
                                                                        COMPENSATION
                                             ANNUAL COMPENSATION           AWARDS
                                             -------------------     ---------------------
                                                                     SECURITIES UNDERLYING
                                             SALARY (1)   BONUS          OPTIONS/SARS           ALL OTHER COMPENSATION
NAME AND PRINCIPAL                FISCAL     ----------  -------     ---------------------      ----------------------
POSITION                           YEAR         ($)        ($)                (#)                        (2) ($)
------------------                ------     ----------  -------     ---------------------      ----------------------
James H. Miller,                   1995        225,000    20,000                                         8,770
President  & CEO                   1994        225,000    45,000          15,000                        12,608
                                   1993        215,000    60,000                                        13,909

Jeffrey W. Church,                 1995        131,933                                                   6,854
Sr. Vice President, Finance        1994        117,154                     7,500                         6,073
and CFO                            1993        109,500                                                   6,819

O. Napoleon Monroe,                1995        123,517                                                   6,313
Vice President                     1994        119,905                     5,900                         6,075
                                   1993        113,375                                                   7,035

Glenn F. Wickes, Jr.,              1995        147,850    10,000(3)                                      5,637
Sr. Vice President,                1994        123,077                    13,000                        27,521
Pharmaceutical                     1993
Operations

(1) Includes amounts deferred at the election of the executive officer under the Company's 401(k) plan.

(2) Includes Company matching contributions under the Company's 401(k) Plan in the following amounts for fiscal 1995: Mr. Miller, $5,232; Mr. Church $4,529; Mr. Monroe, $4,198; and Mr. Wickes, $3,246. Also includes discretionary Company contributions under the Company's profit sharing plan in the following amounts: Mr. Miller, $1,389 and a Company contribution to the deferred compensation account of Mr. Miller in the amount of $691; Mr.
     Church, $1,192;  Mr. Monroe, $1,093; and Mr. Wickes, $1,227.   The Company
     provides group accidental death and disability and term life insurance to all its employees who work more than 30 hours per week. The death and disability benefit and life insurance benefit under the Company's plan is up to 200% of the insured person's annual compensation (as defined in the plan), except in the case of certain employees, including the executive officers named above, with respect to whom benefits are up to 300% of the insured person's annual income. Premiums paid attributable to such benefits were as follows: Mr. Miller, $1,458; Mr. Church, $1,133; Mr. Monroe, $1,022; and Mr. Wickes, $1,164.

(3) The Company agreed to pay the reported bonus in connection with recruiting and hiring Mr. Wickes in fiscal 1994.

     None of the executive officers exercised options during fiscal 1995 and no stock options were granted to the executive officers named in the Summary Compensation Table above during fiscal 1995. The following table summarizes certain information regarding all outstanding options for the executive officers named in the Summary Compensation Table as of July 31, 1995.




                        AGGREGATED OPTION/SAR EXERCISES IN LAST
                       FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

                                                           VALUE OF UNEXERCISED
                       NUMBER OF SECURITIES UNDERLYING     IN-THE-MONEY
                       UNEXERCISED OPTIONS/                OPTIONS/SARS AT FISCAL
                       SARS AT FISCAL YEAR-END (#)         YEAR-END ($) (1)
                       ---------------------------         ----------------

NAME                   EXERCISABLE(2)   UNEXERCISABLE      EXERCISABLE   UNEXERCISABLE
----                   --------------   -------------      -----------   -------------
James H. Miller          56,250             18,750

Jeffrey W. Church        11,125              7,375             1,406         4,219

O. Napoleon Monroe        4,475              4,925             1,107         3,318

Glenn F. Wickes, Jr.      3,250              9,750             1,312         3,937


(1) Value is calculated as the difference between the fair market value of a share of Common Stock on July 31, 1995 ($7.50 per share) and the exercise price of the options.

(2) Effective August 27, 1995, Messrs. Church and Monroe had exercisable stock options expire covering 4,000 and 1,500 shares respectively. Such stock options were not in-the-money at July 31, 1995 or at the date of expiration.

EMPLOYMENT AND SEVERANCE AGREEMENTS

     The Company is a party to employment agreements (collectively the "Agreements" and individually an "Agreement") with each of James H. Miller, Jeffrey W. Church, and Glenn F. Wickes. Under the Agreements, the Company will employ Mr. Miller, Mr. Church, and Mr. Wickes as President and Chief Executive Officer, Vice President, Finance and Chief Financial Officer, and Vice President, Pharmaceutical Operations, respectively. The Agreement with Mr. Miller is effective through April 30, 1998, subject to annual extensions. The Agreements for Messrs. Church and Wickes are effective through December 31, 1996, subject to annual extensions. If a "Change of Control" (as defined in the Agreements) occurs during the term of the Agreements, then the Agreements will continue in effect for the lesser of (i) a period of 36 months beyond the then-scheduled expiration of the Agreements or (ii) the date of the executive's retirement. The Agreements provide for a minimum base salary (currently

$225,000 per year for Mr. Miller; $128,720 per year for Mr. Church; and $132,500 per year for Mr. Wickes) and customary benefits. In addition, the Agreements require the executive to refrain from disclosing confidential information and to abstain from competing with the Company.

     The Company may terminate the Agreements upon disability or retirement or for "Cause" (as defined in the Agreements). If the Company terminates the Agreements for any reason other than disability, retirement or Cause, or the executive terminates the Agreement for "Good Reason," as defined in the Agreements, each executive will be entitled to receive, a lump sum payment equal to 200% of his base salary for the preceding 12 months and continued life, disability, accident and health insurance coverage for up to 24 months. In addition, all stock options previously awarded under the Company's stock option plans would become immediately exercisable and any transfer restrictions on restricted securities would lapse. The Agreements further provide that any benefits or payments pursuant to these provisions will be reduced to the extent that such amounts received (together with any other amounts received that must be included in such determination) would constitute an "excess parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986, as amended.


     The Company also has entered into agreements (each a "Severance Agreement") with Mr. Monroe and one other executive (each a "Covered Executive"), which provide for severance pay and other benefits following a "Change of Control" of the Company. Under the terms of each Severance Agreement, if, within two years after a Change of Control, as defined in the Severance Agreement, a Covered Executive is terminated for reason other than "Cause" or resigns for "Good Reason," each as defined in the Severance Agreement, the Covered Executive would be entitled to receive a lump sum payment equal to 100% of his or her respective base salary for the 12 months preceding such termination and continue to receive life, disability, and health insurance coverage for 24 months after such termination. In addition, all stock options awarded under the Company's stock option plans would become immediately exercisable and any transfer restrictions on restricted securities would lapse. The Severance Agreement with Mr. Monroe expires on November 30, 1996. The Severance Agreement with the other Covered Executive expired on April 30, 1995 and, by its terms, was automatically extended for an additional year. The term of each Severance Agreement will be automatically extended for one additional year on each subsequent April 1 or November 1, as applicable, unless the Company gives notice by December 31 of the preceding year of its intention not to extend the term of the Severance Agreement. If a "Change in Control" has occurred, then notwithstanding any such notice, each Severance Agreement would continue in effect for a 36 months period beyond its scheduled expiration.

CERTAIN REPORTS

     During fiscal 1995, to the knowledge of the Company, directors and executive officers of the Company timely filed all required reports with the Securities and Exchange Commission ("Commission") relating to transactions involving Common Stock of the Company. In making this statement, the Company has relied on the written representations of its incumbent directors and officers and copies of the reports that they have filed with the Commission.

                  REPORT ON COMPENSATION OF EXECUTIVE OFFICERS

     The Compensation and Stock Option Plan Committee (the "Committee"), which is comprised of only non-employee directors of the Company, is responsible for reviewing the performance of the President and Chief Executive Officer ("CEO"), determining the form and amount of the CEO's compensation, and administering the Company's stock option plans.

     In connection with its review of Mr. Miller's performance and compensation for fiscal 1995, the Committee invited Mr. Spero to join in its deliberations. Thus, the directors present included the entire membership of the Committee, as well as the entire membership of the Board, other than Mr. Dresner, who continued to be on leave of absence from the Board, and Mr. Miller. Accordingly, this Report on Compensation of Executive Officers represents the report of the entire Board (other than Mr. Dresner and Mr. Miller), rather than just that of the Committee.

     The Board believes that the Company must provide a total CEO compensation package that will motivate and retain a CEO of outstanding ability who is capable of directing the strategic focus of the Company. The Committee's CEO compensation program has three primary components: a base salary, a discretionary annual bonus award and a long-term incentive award. The factors and criteria used by the Committee for determining Mr. Miller's compensation for fiscal 1995 for each of the three components are described below.

BASE SALARY

     A range for the base salary is established by reference to competitive salaries for positions with a similar scope of responsibilities and job complexities at companies having comparable annual revenues to those of the Company. The Board gathered both national and regional data with the assistance of independent compensation consultants. The survey data included data from companies engaged in non-durable goods manufacturing and all manufacturing, as well as data for all industries maintained by the consultant. That survey data then is supplemented with information regarding CEO cash compensation in the Mid-Atlantic area. Because the selection of comparable companies is determined primarily from annual revenues and not by line of business, the companies included in such range are not necessarily those included in the peer group established to compare total stockholder returns.

     The appropriate level of the base salary for Mr. Miller in fiscal 1995 within the established salary range was based on the Board's subjective assessment of Mr. Miller's performance during both the most recently completed fiscal year and his tenure with the Company. In making this assessment, the Committee considered Mr. Miller's contributions to the Company and other relevant factors, such as demonstrated leadership and management skills. The Board noted that the Company had continued to be profitable for each quarter of fiscal 1994 and that net income had improved over the prior fiscal year as a result of the sale of the medical device division, but that operating results had not been as strong as in the prior fiscal year. The Board identified a number of factors affecting operating results that did not relate directly to Mr. Miller's performance, but considered that the CEO nonetheless has overall responsibility for corporate performance. The Board also recognized Mr. Miller's demonstrated leadership and success in redirecting the Company's strategic focus and attracting commercial customers and considered Mr. Miller's continued leadership to be beneficial for the Company. Based on its subjective assessment of Mr. Miller's short-term and long-term performance, the Board determined to keep Mr. Miller's base salary at $225,000 for fiscal 1995, which maintained Mr. Miller's base salary at about the third quartile among comparable companies included in the survey data.

      The Board also considered Mr. Miller's service as chief executive officer of both the Company and Brunswick Biomedical Corporation. The Board concluded that it would be beneficial to the Company to encourage Mr. Miller to continue to serve as CEO and that is wished to encourage him to do so.

ANNUAL CASH BONUS

     The Board believes that an annual cash bonus, determined and paid after the fiscal year to which the bonus relates, provides an effective means for rewarding outstanding individual performance by the CEO during the fiscal year. The amount of the annual cash bonus is within the sole discretion of the Committee and/or the Board and is not based on specific measures of corporate or individual performance. Instead, the annual cash bonus reflects a subjective evaluation of individual performance and accomplishments during the preceding fiscal year.

     The Board evaluated Mr. Miller's job performance during fiscal 1995, in awarding the cash bonus reported for fiscal 1995 in the Summary Compensation Table. The Board noted that the Company had continued to be profitable during each quarter of the fiscal year, with revenues increasing 2% over fiscal 1994. The amount awarded as bonus for fiscal 1995 represents approximately 9% of Mr. Miller's base salary.

LONG-TERM INCENTIVE COMPENSATION

     The Board believes that stock options provide a useful incentive for future performance and for retaining executives of outstanding ability. Stock option grants also serve to link the interests of the employees and the Company's stockholders since increases in the value of the stock options are directly tied to increases in stockholder value.

     The Committee's philosophy in administering the Company's stock option plans is to afford a broad group of non-contract employees an opportunity to share in the ownership of the Company and the Company's success. Accordingly, the Committee historically has granted stock options to a broad class of employees and not limited grants solely to executive officers.

     The Board discussed the award of stock options to Mr. Miller and the Board determined that the Committee would not grant Mr. Miller additional stock options during fiscal 1995. In May 1995, the Board discussed the stock option granted to Mr. Miller, under the Company's 1986 Stock Option Plan, in connection with his initial employment with the Company and the expiration of that option then scheduled for June 1, 1995. The option covers 25,000 shares of Common Stock and has an exercise price of $7.50 per share (which was approximately the same as the then current market price). The Committee approved extending the expiration date of the option to August 18, 1999.

     As described below, the size of stock option grants to executive officers, other than the CEO is recommended by the CEO and approved by the Committee. The Company awarded stock options to executive officers in late fiscal 1994; no stock options were granted to executive officers during fiscal 1995.

COMPENSATION OF EXECUTIVE OFFICERS OTHER THAN CEO

     The compensation of each of the executive officers, other than the CEO, generally is determined by the CEO within the context of the Company's Salary Administration Plan. The Company's Salary Administration Plan was developed by the Company and an independent compensation consultant and includes position descriptions for all non-contract employees including the other executive officers. Each position is assigned a grade level by measuring the position's requirements for responsibility, creativity, analytical skills, and past job experience. The CEO approves all direct report position descriptions and assigned grade levels. With the assistance of independent compensation consultants, salary ranges within each grade level are established by reference to competitive salaries for positions with a similar range of responsibilities at companies having comparable annual revenues to those of the Company. Salary ranges may be increased each year by a percentage of the Consumer Price Index to ensure that salary ranges remain competitive. The Company's job performance appraisal is by "Management by Objectives" which concentrates on results achieved. Once a year each of the other executive officers and the CEO agree on objectives of the job. Examples of such objectives are financial growth, expense reduction, operating within budget, development and commercialization of quality products, market growth, and product and project management.

     The Company's stock option grant structure for employees, including executive officers other than the CEO, was developed by the Company and an independent compensation consultant. This structure was based on available survey data of other companies granting options to a broad group of employees. For each Company job grade there is a high, medium, and low grade level which was integrated with the Company performance appraisal ratings. The level of grants is recommended by the CEO and approved by the Committee. All figures are reviewed and adjustments made because of specific relevant factors such as date of hire, promotions, and Common Stock holdings.

                                   Robert Herzstein
                                   Donald M. Spero
                                   Paul H. Way


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation and Stock Option Plan Committee of the Board of Directors is comprised only of non-employee directors. Messrs. Herzstein and Way currently serve as members of such committee. Mr. Herzstein is Chairman of the Board of Directors, a post without day-to-day managerial responsibilities, which he has held since June 1990.

                                PERFORMANCE GRAPH

The following graph shows the cumulative shareholder return on the Company's Common Stock during the five year period ended July 31, 1995 as compared to (i) an overall stock market index, the NASDAQ (U.S.) Index, and (ii) a peer group index, the S&P Medical Products and Supplies Index. The graph assumes that $100.00 was invested on August 1, 1990, and the yearly points marked on the horizontal axis correspond to July 31 of the indicated year.



                                     [GRAPH]



                      SHAREHOLDER VALUE AT FISCAL YEAR END

                               1990      1991    1992      1993    1994     1995
                               ----      ----    ----      ----    ----     ----
Survival Technology, Inc.      $100      $213    $133       $84     $77      $67
      NASDAQ (U.S.) Index      $100      $118    $139      $164    $199     $204
  S & P Medical  Products
         & Supplies Index      $100      $185    $213      $171    $132     $205

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board, upon the recommendation of the Audit Committee, has selected the firm of Price Waterhouse LLP as independent auditors of the Company for the current fiscal year. This nationally known firm has served as the Company's independent auditors since the organization of the Company in 1969 and has no direct or indirect financial interest in the Company.


     Although not legally required to do so, the Board is submitting the selection of Price Waterhouse LLP for ratification by the shareholders at the annual meeting. If a majority of the shares of Common Stock represented in person or by proxy at the meeting is not voted for ratification (which is not expected -- see "Voting Securities"), the Board will reconsider its appointment of Price Waterhouse LLP as independent auditors for the current fiscal year.

     A representative of Price Waterhouse LLP will be present at the annual meeting and will have the opportunity to make a statement if he desires to do so. It is anticipated that such representative will be available to respond to appropriate questions from shareholders.

                                 OTHER BUSINESS

     The Company does not presently know of any matters that will be presented for action at the meeting other than those set forth herein. If other matters properly come before the meeting, proxies submitted on the enclosed form will be voted by the persons named in the enclosed form of proxy in accordance with their best judgment.

                                 ANNUAL REPORTS

     The Company has filed with the Securities and Exchange Commission an Annual Report on Form 10-K for fiscal 1995, a copy of which will be sent to all shareholders as of the record date. The Form 10-K report is not part of these proxy solicitation materials.

                       1996 ANNUAL MEETING OF SHAREHOLDERS

     It presently is contemplated that the fiscal 1996 annual meeting of shareholders will be held on or about January 9, 1997. In order for any shareholder proposal to be considered for inclusion in the proxy materials of the Company for the 1996 annual meeting of shareholders, it must be received by the Secretary of the Company no later than August 14, 1996. It is urged that any such proposals be sent by certified mail, return receipt requested.

                                             By Order of the Board of Directors



                                             Doris L. Geier
                                             CORPORATE SECRETARY

Rockville, Maryland
December 12, 1995

This proxy when properly executed will be voted in the manner directed herein by the Shareholder. If no direction is given, the Proxy will be voted FOR the nominees referred to in Item 1. Including any substitute nominee in the case of unavailability and FOR Item 2. Executors, administrators, trustees, etc., should so indicate when signing. If the owner is a corporation, an authorized officer should sign for the corporation and show his title.

PLEASE MARK YOUR CHOICES LIKE THIS    / X /

               ___________________
                     COMMON

1.   With respect to election of Directors.

          FOR all of the following               WITHHOLD AUTHORITY
            nominees (except as                to vote for all of the
          marked to the contrary).             nominees listed below.
                  /    /                               /    /

Bruce M. Dresner; Robert Herzstein; James H. Miller; Donald M. Spero; Paul H. Way (or any substitution nominee should any of the above become unavailable for any reason).

(INSTRUCTION: To withhold authority to vote for any individual nominee and/or nominees place a line through the name(s) of such nominee or nominees.)


2. With respect to ratification of the selection of Price Waterhouse LLP as the Company's independent auditors for the current fiscal year.

                   FOR               AGAINST           ABSTAIN
                 /    /              /    /            /    /

3.   In their discretion, on any other matter coming before the meeting.

                   FOR               AGAINST           ABSTAIN
                 /    /              /    /            /    /



                                                                     I PLAN TO
                                                                  ATTEND MEETING
                                                                      /    /




                                      Date______________________________________

                                      __________________________________________
                                                      Signature(s)

                                      __________________________________________
                                                      Signature(s)

                                      Note: Please sign as name appears hereon.
                                      Joint owners should each sign. When
                                      signing as attorney, executor,
                                      administrator, trustee or guardian,
                                      please give full title as such.

                            SURVIVAL TECHNOLOGY, INC.
                               ROCKVILLE, MARYLAND

                ANNUAL MEETING OF SHAREHOLDERS, JANUARY 11, 1996

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

KNOW ALL MEN BY THESE PRESENTS that the undersigned shareholder of Survival Technology, Inc., a corporation organized under the laws of the State of Delaware, with its main office in Rockville, Montgomery County, Maryland, does hereby nominate, constitute and appoint Doris L. Geier and James H. Miller, and each of them, as due and lawful attorneys-in-fact (each of whom shall have full power of substitution) to vote all shares of Common Stock of said corporation standing in my name on its books as of the close of business on November 20, 1995, at the annual meeting of its shareholders to be held on January 11, 1996 at 9:00 a.m., or at any adjournment thereof with all powers the undersigned would possess if personally present, as follows:

          (CONTINUED ON OTHER SIDE. PLEASE SIGN AND DATE ON OTHER SIDE,
                      AND RETURN IN THE ENCLOSED ENVELOPE.)



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